Exhibit 10.3

Fiziq	71-73 South Perth Esplanade South Perth I 6151 IWA ABN 85 602 111115 www.MyFiziq.com

5 December 2016

Mr. Vlado Bosanac Unit 2

71 - 73 South Perth Esplanade

South Perth WA 6151

Dear Vlado

I.	Reporting & Res ponsibilities:	You will oversee all aspects of the Company’s management and operations, including but not limited to:
		1.	Developing long term. medium term and short term strategic objectives for the Company;

		ii.	Responsibility for the overall financial performance of the Company within the financial budgets and forecasts approved by the Board of Directorsof the Company from time to time;
		111.	Being the chief spokesperson for the Company in all marketing and media for the promotion of the Company;
		iv.	promote the interests and welfare of the Company;
		v.	Leading all key business development discussions with potential operating partners to expand the user base for the MyFiziq App;
		v1.	Development of the adjunct brand “D r. Katherine” in the wellness sector;
		vii.	Management and responsibility for all key executive recruitment;
		viii.	Reporting to the Board of Directors on a monthly basis (or as otherwise directed by the Board) on all key aspects of the Company’s business; and
		1x.	Responsibility for all corporate actions of the Company in line with normal expectations for the role of Chief Executive Officer.

2.	Commencement Date:	I 7 October 2016.

3.	Title:	Executive Director and Chief Executive Officer (CEO)

Corporate Address: Suite S, 71 - 73 South Perth Esplana de, South Perth W.A 6151
Correspondence to: POBox190, South Perth, WA 6951

4.	Compensatio n:	The commencing salary will be $270,000 per annum, paid monthly and exclusive of a 9.50% superannuation contribution by MYQ to a superannuation fund nominated by you. The compensation package will be subject to annual review by the Board of Directors. There are no fixed hours of employment however as a senior executive you are expected to work the number of hours required to perform the role of CEO. ln context, the minimum working week shall be 37.5 hours, with no provision for over-time however, the Company may grant you time in lieu in the event the Board considers (at its discretion) you are working consistently above the normal working week.

Upon the first annual review of your performance and remuneration, the Board of Directors shall in good faith establish Key Performance Indicators (KPI’s) for the next twelve months upon which bonus compensation can be earned by you, up to a maximum of 100% of your base compensation. The nature of the KPI’s and bonus structu re shall be negotiated with you in good faith.

ln addition , subject to the Company obtaining shareholder approval in general meeting, you shall be issued the following share based compensation (by way of performance rights to be issued under a new Performance Rights Plan to be adopted by the Company):

		●	1st Milestone: 2,000,000
			o	Upon signing first commercial transaction where the party or organization has 5m or more active subscribers/followers
			o	This milestone must be achieved within 12 months of issuing this class of Performa nce Rights

		●	2nd Milestone: 2,000,000
			o	50,000 users or $500k annualized revenue
			o	This is a significant step in user growth. Achieving this alone should be considered a great milestone
			o	This milestone must be achieved within 24 months of iss uing this class of Performance Rights

		●	3rd Milestone: 2,000,000
			o	I00,000 users or $Im annualized revenue
			o	This gets us to a breakeven scenario and therefore should be considered as a milestone
			o	This milestone must be achieved within 36 months of issuing this class of Performance Rights

		●	4th Milestone: 2,000,000
			o	200,000 users of $2.5m annualized revenue
			o	This is set to at major tipping points in user growth and company growth
			o	This milestone must be achieved within 48 months of issuing this class of Performance Rights

		●	5th Milestone: 2,000,000
			o	250,000 users or $5m annualized revenue
			o	This is a significant step in user growth. Achieving this alone should be considered a great milestone
			o	This milestone must be achieved within 60 months of issuing this class of Performance Rights

MyFiziq Limited.	Page 1 of 7

In the event of a takeover or buyout of the company I technology, all Performance Rights will vest in accordance with the terms of the Performance Rights Plan.
5.	Expenses:	You will be reimbursed all reasonable expenses supported by official receipts for payments made on behalf of the Company whilst carrying out your duties provided however that any individual expense exceeding $2,000 must not be incurred without the prior written consent of the Company.
You must provide all proper documentation to the Company to verify s uch expenses prior to reimbursement. You must comply with all lawful directions of the Company in relation to incurring expenses on behalf of the Company and shall not in any way pledge the credit of the Company except inso far as you may have been expressly authorised by the Company either generally or in any particular incidence.
6.	Appointme nt Bas is:	Full time position.

As a professional qualified employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high quality services and are expected to work the number of hours required to get the job done.

7.	Tenure and Review:	The appointment basis is full time / permanent with an initial employment and salary review one year from the dateof appointment.
The Company has appointed you as CEO and you agree to accept the appointment and the tenure on the terms and conditions set out in this agreement.
Your engagement under this agreement will be reviewed on the twelve month anniversary of your employment and thereafter on an annual basis. The Review will include such matters determined by the Board, and will include, but is not limited to:

		i.	your performance during the period prior to the review (including against performance indicators set by the Board);

		ii.	the performance of the Company during the period prior to the review;
and

		iii.	your remuneration relative to economic conditions prevailing in the state of Western Australia and similar positions offered in the market.

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7.1	Termination Without Cause:	I.	The Company may terminate this agreement without reason by providing you with not less than three months’ written notice or paying you a cash payment equal to three month’s salary in lieu of notice.
		11.	You may terminate your engagement with the Company without reason by providing the Company with not less than three (3) months’ written notice, unless the Board otherwise agrees (at its discretion).

8.	Annual Leave:	Annual leave is accrued at a rate of20 working days per annum, a working day being exclusive of recognized public holidays. Your annual leave may be taken once it is accrued, at any time mutually acceptable to yourself and the Company. Accrued leave shall not accumulate in excess of30 workingdays without written approval of the Board. A waiver may be granted under special circumstances at the Board’s discretion.

9.	Sick Leave, Compassionate Leave Carer ’s Leave	S ick Leave
You are entitled to paid sick leave equivalent to the number of hours you would ordinarily work in a two week period, up to a maximum of75 hours per year. No payment will be made for unused sick leave following resignation or termination. Claims for sick leave taken in excess of two days must be supported by a medical certificate.

Compassionate Leave
You are entitled to two days paid compassionate leave:

		i.	ifa member of your immediate family or household requires care or support due to an illness or injury; or

		11.	in the event of an unexpected emergency involvinga member of your immediate family or household.

Carer ’s Leave
You are entitled to two days unpaid carer’s leave:

		i.	ifa member of your immediate family or household has an illness or injury that poses a serious threat to their life; or

		11.	in the event of the death of a member of your immediate family or household.

10.	Long Service Leave:	You are entitled to long service leave in accordance with the provisions of the

Long Service Leave Act 1958 (WA).

11.	Proprieta ry Information	11.l Definitio ns of IP and Inventions:

IP means all industria l and intellectual property rights whether protectable by statute, at common law or in equity, including all copyright and similar rights which may s ubsist or may hereafter subsist in works or any subject matter, rights in relation to inventions (including all patentsand patent applications), trade secrets and know-how, rights in relation to designs (whether or not registrable), rights in relation to registered or unregistered trade marks, circ uit layout designs and rights in relation to circuit layouts, whether registered, registrable or unregistered, including:

		i.	marks, logos, service marks, trade names, business names, internet domain names, slogans, symbols, brand names, copyright or other trade indicia;

MyFiziq Limited.	Page 3 of 7

ii.	all rights in information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, designs, drawings, trade secrets or data whether or not protectable by patent application design registration, copyright, whether unregistered, registered or registrable; and

iii.	any modifications, developments, adaptations, advancements, creations and derivations of any intellectual property,

but excludes non-assignable moral rights and similar non-assignable personal rights of authors and producers.

11.2 Current & New

1.	As a condition of employment, you represent and warrant that you will immediately communicate to the Company any new and all new literary and other new works and new subject matter including all new works, new processes, new inventions, new improvements, new innovations, new modifications, new designs, new discoveries, new trademarks and new trade secrets, however embodied, which you may make either alone or in conjunction with others during the course of, in connection with or arising out of your employment and in any way connected with matters specifically pertaining to the business and assets of MyFiziq for which the Company has been or is now or hereafter interested during your employment (“Inventions”).

11.	Any new inventions or extension of the IP surrounding Myfiziq, whether or not the Inventions are capable of being protected by copyright, letters patent, registered design or other protection (“Protection”), will be solely owned by the Company for development.

iii.	Any new inventions, whether or not the [nventions are capable of being commercialised or able of Protection outside of those ofMyFiziq will be first offered to the Company for first right of refusal. Further proceedings will only go forward if agreed by both you and the Company.

11.3 Co-operation in obtaining Protection for Inve ntions

1.	If and whenever required to do so whether during or after termination of your employment, and at the expense of the Company or its nominee, you will apply or join in applying for letters patent or other similar protection in Australia or in any other part of the world for content specifically pertaining to MyFiziq. you will immediately deliver to the Company full particulars concerning these matters and execute all instruments and do all things necessary for vesting the letters patent or other Protection when obtained, and all right and title to and interest in the same, in the Company or its nominee absolutely and as sole beneficial owner or in such other person as the Board requires.

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		ii.	You appoint the Company to be your attorney in your name and on your behalf to execute any such instrument or thing and generally to use your name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause.

11.4 Information

Without limiting the generality of the above, and subject to not breaching any laws or breaching any other contractual obligations in existence or arising from time to time, you represent and warrant that:

		i.	you will immediately inform the Company of any matter which may come to your notice during the Employment which may reasonably be of interest or of any importance or use to the Company or its Subsidiaries and Related Corporations for content specifically pertaining to MyFiziq;

		11.	you will immediately communicate to the Company any proposals or suggestions occurring to you during your employment which may reasonably be of service for the furtherance of the business of the Company for content specifically pertaining to MyFiziq.

You agree the provisions of this clause survive termination of this agreement.

12.	Confidentiality:	Unless you are authorized to do so by law, you are not to divulge any information you obtain as a result of your appointment either to the med,ia the public generally or to any other third party, except and unless it is of a general nature and of general knowledge and you do so as a consequence of the performance of your responsibilities. All knowledge and/or information, written or otherwise, related to the activities of the Company obtained by you as a consequence and in the course of your employment becomes the property of the Company, and unless otherwise authorized during the term of your employment or thereafter, must not be divulged to any other source. Upon termination of your services with the Company you must return all papers, records, documents (including hard copy and digital copies) and any equipment that are in your possession or control and relate to any of the foregoing.

Confidential information also extends to the contents of this letter and in particular to employee’s remuneration details. You represent and warrant to us that there are no other agreements, written or oral, that would restrict your ability to perform the basic functions of your job, including but not limited to non compete, non-disclosure or similar agreements with prior employers. If there are such agreements, you agree to immediately provide the Company with a copy of any such agreements(s) for its review. You further agree not to bring to the Company, use or disclose any trade secrets or other confidential/proprietary information of prior emplo yers.

You agree the provisions of this clause survive termination of this agreement.

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13.	Governing Law:	This agreement is intended to give rise to legal rights and obligations and constitutes a binding agreement between the parties. This agreement shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the parties agree to submit to the nonexc lusive jurisdiction of the courts of Western Australia and the courts which hear appeals there from.

14.	Variation:	No modification or alteration of the terms of this agreement shall be binding unless made in writing dated subsequent to the date of this agreement and duly executed by the parties.

15.	Acceptance:	Please indicate your acceptance of the above offer under the above terms and conditions by signing the duplicate copy of the offer and returning to the Company.

Yours sincerely

/s/ Peter Wall

Peter Wall
Non-executive Cha irman MyFiziq Limited

I ac ce pt the offe r oa{“ mploJ ment under the above terms and co nditions and agree to abide by the policies and procedures of the toc pany.

Signature	/s/ Vlado BosanacVlado Bosanac	Date :
Vlado Bosanac

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